Sellers & Associates
Certified Public Accountant
3785 Harrison Blvd. Suite 101
Ogden, Utah 84403
(801) 621-8128
Fax: (801) 627-1639




January 15, 1998



Securities and Exchange Commission
Washington, DC 20549


Gentlemen:

We were previously principal accountants for HYTK Industries, Inc. ("HYTK") and have reported on the financial statements of HYTK as of and for the two years ended May 31,1998 and 1997. On January 14, 1998, we were dismissed as principal accountants of HYTK.

During the two most recent fiscal years and interim period subsequent to May 31, 1998, there have been no disagreements between HYTK and Seller's and Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Sellers & Associates' report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Sincerely,

/s/ Sellers & Associates